EXHIBIT 3(3)(i)(5)

                            ARTICLES OF INCORPORATION
                                       OF
                             NOVA COMMUNICATIONS LTD

                                        I

         The name of the corporation is NOVA COMMUNICATIONS LTD.

                                       II

         The name of the registered agent and registered office is:

                                  Roxanne Paine
                                230 Bullion Road
                              Dayton, Nevada 89403

                                       III

         The purpose of the corporation shall be to engage in any lawful activity and any activities necessary, convenient or desirable to accomplish such purposes, not forbidden by law or these articles of incorporation.
                                       IV

         The total authorized capital of the corporation shall be 500,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. The board of directors shall have the authority, without any further approval of the shareholders, to establish the relative rights, preferences and limitations of any class of common or preferred stock. The consideration for the issuance of any shares of capital stock may be paid, in whole or in part, in money, services or other thing of value. The judgment of the directors as to the value of the consideration for the shares shall be conclusive. When the payment of the consideration for the shares has been received by the corporation, such shares shall be deemed fully paid and nonassessable.

                                        V

         The initial board of directors shall consist of three (3) members whose names and addresses are as follows:

         Murray W. Goldenberg                        Leslie I. Handler
         8515 Falmouth Ave. #315                     1108 Via Zumaya
         Playa  Del Rey, CA 90295                    Palos Verdes, CA 90274

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Kenneth Owen
20817 S. Western Ave.
Torrance, CA 90501



                                       VI

         The incorporator of the corporation is:

                               Robert C. Laskowski
                         1001 SW Fifth Ave., Suite 1300
                               Portland, OR 97204

                                       VII

         The corporation shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any legal proceeding against all expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding.


         IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 13th day of July, 1999.


                                             /s/ ROBERT C. LASKOWSKI
                                             Robert C. Laskowski, Incorporator

                                             STATE OF OREGON
                                             COUNTY OF MULTNOMAH

         On the 13 th day of July, 1999, personally appeared before me, a notary public of the State of Oregon, Robert C. Laskowski, known to me to be the person who executed the foregoing Articles of Incorporation, who acknowledged that he executed the same freely and voluntarily.

                                             /s/ MERLE ANN SALA
                                             Notary Public






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ACCEPTANCE OF APPOINTMENT OF REGISTERED AGENT

         I, Roxanne Paine, hereby accept appointment as Resident Agent for the above named corporation.

         Dated: July 19, 1999                        Roxanne L. Paine




















































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